Joint Annual Meeting of Shareholders of
Van Kampen American Capital Bond Fund held on December 19, 1997


1.       PROPOSAL I

         To vote to elect eight trustees to serve until their respective successors are duly elected and qualified.

                                    Number of Shares/Votes

                                    For              Authority Withheld

         David C. Arch              7,668,524.051    76,987.222
         Rod Dammeyer               7,669,243.662    76,267.611
         Howard J. Kerr             7,668,564.051    76,947.222
         Dennis J. McDonnell        7,668,674.932    76,836.341
         Steven Muller              7,664,414.662    81,096.611
         Theodore A. Myers          7,664,859.051    80,652.222
         Hugo F. Sonnenschein       7,669,453.662    76,057.611
         Wayne W. Whalen            7,669,737.662    75,773.611

2.       PROPOSAL II

         To ratify the selection of Ernst & Young LLP as independent accountants.

         For                     7,629,476.586
         Against                    35,089.396
         Abstain                    89,945.291